EXHIBIT 99.1

Platform Specialty Products Corporation Announces Closing of $300.2 Million Private Placement of Common Stock

MIAMI, May 21, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation ("Platform") (NYSE:PAH) announced today that it completed its issuance to certain eligible investors (the "Investors") of a total of 15.8 million shares of its common stock for an aggregate purchase price of $300.2 million, or $19.00 per share. The transaction was conducted through a private placement.

Effective as of the closing of the private placement, Platform entered into a registration rights agreement with the Investors pursuant to which Platform agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares offered and sold in the private placement.

Platform intends to use the net proceeds from this private placement to support future growth and for working capital and other general corporate purposes, which may include Platform's previously-announced proposed acquisition of Chemtura Corporation's AgroSolutions business, if completed, and the possible acquisition of other businesses.

Platform's shares of common stock were offered and sold in this private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Security Act"). Such shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, such shares in any jurisdiction in which such offer or solicitation would be unlawful.

About Platform

Platform is a global producer of high-technology specialty chemical products and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes together encompass the products sold to customers in the electronics, metal and plastic plating, graphic arts, and offshore oil production and drilling industries. More information on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's planned use of any proceeds from the private placement. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. Investors should review the information set forth in the private placement memorandum and refer to the risk factors set forth therein and in the periodic reports and other documents filed by Platform with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368